Exhibit 99.1

AITX's RAD Selected by Global Automotive Giant to Modernize Security

Initial Deployment Includes ROSA and AVA Units, Wider Rollout Next

Detroit, Michigan, March 26, 2025 - Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company"), (OTCPK:AITX) today announced it has secured a significant new client, a global automotive manufacturing powerhouse with over 100,000 employees and operations in more than 150 facilities across more than 25 countries. The client's opening order includes one ROSA Independent Observatory (RIO) mobile surveillance unit and two Autonomous Verified Access (AVA) units.

RAD’s AI-driven security technology now protecting access points at a major global automotive manufacturing site, paving the way for large-scale adoption.

This new client, a stalwart of the automotive industry with a legacy spanning more than 100 years, selected RAD solutions to address longstanding challenges associated with traditional guarding methods, namely high costs and inconsistent performance at guard gates and perimeter assignments. RAD's innovative, AI-driven security technologies offer an ideal solution for mitigating incidents of trespassing, theft, and vandalism.

A key factor in the client's selection of AVA was its powerful License Plate Recognition (LPR) capability, which enables seamless issuance and response to Be on the Lookout (BOLO) alerts, providing a critical layer of proactive perimeter defense.

"This was a long road, but entirely worth the effort," said Troy McCanna, Senior Vice President of Sales at RAD. "It's not uncommon for enterprise clients of this scale to require extended evaluation and procurement cycles. In this case, it took nearly two years from initial conversations to close, but it's a fantastic example of the persistence and patience sometimes required to win major accounts."

RAD anticipates considerable opportunities for further expansion within the client's global operations. Planned discussions include broader deployment of AVA units, integration of ROSA units at key access points, implementation of the RAD Light My Way safety and escort platform, and multiple ROAMEO autonomous security robot deployments across several flagship facilities.

"RAD's reputation in the automotive industry is growing rapidly," said Mark Folmer, CPP, FSyI, President of RAD. "We're hearing from more and more corporate security leaders who have seen the results our devices deliver. Word is traveling fast across security networks within the automotive sector, and it is opening new doors."

This latest enterprise win highlights RAD's growing traction with enterprise clients seeking reliable, AI-driven technologies to improve security performance and lower costs.

About Artificial Intelligence Technology Solutions (AITX)
AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS
The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz